Exhibit 10.1

EXECUTION VERSION

DATED                                                   2020

BEYOND AIR IRELAND LIMITED

(AS BORROWER)

THE PERSONS LISTED IN SCHEDULE 1

(AS ORIGINAL LENDERS)

FACILITY AGREEMENT

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION	2
2.	THE FACILITY	12
3.	PURPOSE	14
4.	CONDITIONS OF UTILISATION	14
5.	UTILISATION	15
6.	REPAYMENT	16
7.	PREPAYMENT AND CANCELLATION	16
8.	INTEREST	19
9.	INTEREST PERIODS	19
10.	FEES	19
11.	TAX GROSS UP AND INDEMNITIES	20
12.	OTHER INDEMNITIES	25
13.	MITIGATION BY THE LENDERS	25
14.	COSTS AND EXPENSES	26
15.	REPRESENTATIONS	27
16.	INFORMATION UNDERTAKINGS	29
17.	GENERAL UNDERTAKINGS	30
18.	EVENTS OF DEFAULT	30
19.	CHANGES TO THE LENDERS	33
20.	CHANGES TO THE BORROWERS	34
21.	CONDUCT OF BUSINESS BY THE LENDERS	35
22.	SHARING AMONG THE LENDERS	35
23.	PAYMENT MECHANICS	37
24.	NOTICES	37
25.	CALCULATIONS AND CERTIFICATES	39
26.	PARTIAL INVALIDITY	40
27.	REMEDIES AND WAIVERS	40
28.	AMENDMENTS AND WAIVERS	40
29.	CONFIDENTIAL INFORMATION	42
30.	COUNTERPARTS	44
31.	GOVERNING LAW	45
32.	ENFORCEMENT	45

SCHEDULE 1

SCHEDULE 2
CONDITIONS PRECEDENT		47

SCHEDULE 3
UTILISATION REQUEST		48

SCHEDULE 4
FORM OF TRANSFER CERTIFICATE		49

SCHEDULE 5
FORM OF ASSIGNMENT AGREEMENT		51

SCHEDULE 6
FORM OF INCREASE NOTICE		53

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THIS AGREEMENT is dated                     March 2020 and made between:

(1)	BEYOND AIR IRELAND LIMITED a company incorporated in Ireland with registered number 667937 as borrower (the “Borrower”); and

(2)	THE PERSONS listed in Schedule 1 (The Original Lenders) as lenders (the “Original Lenders”).

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Assignment Agreement” means an agreement substantially in the form set out in Schedule 5 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means:

(a)	in relation to Tranche 1, the period from and including the date of this Agreement to and including the date falling two years after the date of this Agreement (unless a later date is otherwise agreed between the Borrower and the Lenders); and

(b)	in relation to Tranches 2 to 5, the period from and including the date of first Utilisation of Tranche 1 to and including the date falling two years after the date of this Agreement (unless a later date is otherwise agreed between the Borrower and the Lenders).

“Available Commitment” means a Lender’s Commitment minus:

(a)	the amount of its participation in any outstanding Loans; and

(b)	in relation to any proposed Loan, the amount of its participation in any other Loans that are due to be made on or before the proposed Utilisation Date.

“Available Facility” means the aggregate for the time being of each Lender’s Available Commitment.

“Business Day” means a day (other than a Saturday or Sunday or public holiday) on which banks are open for general business in Dublin, New York and:

(a)	(in relation to any date for payment or purchase of a currency other than euro) the principal financial centre of the country of that currency; or

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(b)	(in relation to any date for payment or purchase of euro) any TARGET Day.

“Commitment” a Tranche 1 Commitment, a Tranche 2 Commitment, a Tranche 3 Commitment, a Tranche 4 Commitment or a Tranche 5 Commitment.

“Companies Act” means the Companies Act 2014.

“Confidential Information” means all information relating to the Borrower, the Group, the Finance Documents or the Facility of which a Lender becomes aware in its capacity as, or for the purpose of becoming, a Lender or which is received by a Lender in relation to, or for the purpose of becoming a Lender from either:

(a)	any member of the Group or any of its advisers; or

(b)	another Lender, if the information was obtained by that Lender directly or indirectly from any member of the Group or any of its advisers in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Lender of Clause 29 (Confidential Information); or

(ii)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(iii)	is known by that Lender before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Lender after that date, from a source which is, as far as that Lender is aware, unconnected with the Group and which, in either case, as far as that Lender is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Confidentiality Undertaking” means a confidentiality undertaking in a form agreed between the Borrower and any Lender.

“Default” means an Event of Default or any event or circumstance specified in Clause 18 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Defaulting Lender” means any Lender:

(a)	which has failed to make its participation in a Loan available or has notified the Borrower that it will not make its participation in a Loan available by the Utilisation Date of that Loan in accordance with Clause 5.3 (Lenders’ participation);

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing unless the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

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“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“EUR” or “euro” denotes the single currency of the Participating Member States.

“Event of Default” means any event or circumstance specified as such in Clause 18 (Events of Default).

“Examiner” has the meaning given to that term in Section 2 of the Companies Act.

“Facility” means the term loan facility made available under this Agreement as described in Clause 2 (The Facility) and which is made available in the following separate tranches:

(a)	Tranche 1;

(b)	Tranche 2;

(c)	Tranche 3;

(d)	Tranche 4; and

(e)	Tranche 5.

“Facility Office” means the office or offices notified by a Lender to the Borrower in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Finance Document” means this Agreement, any Utilisation Request, each Transfer Certificate, each Assignment Agreement or any other document designated as such by the Lenders and the Borrower.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed and debit balances at banks or other financial institutions; or

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(b)	any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument.

“Group” means Beyond Air, Inc. and its Subsidiaries for the time being.

“Holding Company” means, in relation to a person, any other person in respect of which it is a Subsidiary.

“Increase Confirmation” means a confirmation substantially in the form set out in Schedule 6 (Form of Increase Confirmation).

“Increase Lender” has the meaning given to that term in Clause 2.2 (Increase). “Insolvency Event” in relation to a Lender means that the Lender:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)	institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding- up or liquidation by it or such regulator, supervisor or similar official;

(e)	has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding- up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(g)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets;

(h)	has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

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(i)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (h) above; or

(j)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“Interest Payment Date” means each date on which the Borrower is required to pay accrued interest under Clause 8.2 (Payment of Interest).

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 9 (Interest Periods).

“Legal Reservations” means:

(a)	the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of Irish stamp duty may be void and defences of set-off or counterclaim;

(c)	similar principles, rights and remedies under the laws of any Relevant Jurisdiction.

“Lender” means:

(a)	any Original Lender; and

(b)	any other person which has become a Party in accordance with Clause 19 (Changes to the Lenders)

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“Limitation Acts” means the Statutes of Limitation 1957 to 2000.

“Loan” means a Tranche 1 Loan, a Tranche 2 Loan, a Tranche 3 Loan, a Tranche 4 Loan or a Tranche 5 Loan.

“Lungfit PH Product” means the Group’s phasic flow nitric oxide delivery system designed for the treatment of prenatal pulmonary hypertension in a hospital setting.

“Majority Lenders” means:

(a)	if there are two Lenders, both Lenders; and

(b)	if there are more than two Lenders, a Lender or Lenders whose Commitments aggregate more than 66⅔% of the Total Commitments or, if the Total Commitments have been reduced to zero, aggregated more than 66⅔% of the Total Commitments immediately prior to the reduction.

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“Margin” means 10 per cent. per annum.

“Material Adverse Effect” means a material adverse effect on the ability of the Borrower to perform any of its payment obligations under the Finance Documents.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

“New Lender” has the meaning given to that term in Clause 19 (Changes to the Lenders).

“Parent” means Beyond Air, Inc.

“Participating Member State” means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Qualifying Lender” has the meaning given to it in Clause 11.1 (Definitions). “Relevant Jurisdiction” means, in relation to the Borrower:

(a)	its jurisdiction of incorporation; or

(b)	any jurisdiction where it conducts its business.

“Repayment Date” means each repayment date specified in column 1 (Repayment Date) of the table set out in Clause 6.1(a).

“Repeating Representations” means each of the representations set out in Clause 15.1 (Status) to Clause 15.6 (Governing law and enforcement).

“Representative” means any delegate, agent, manager, receiver, examiner, administrator, nominee, attorney, trustee or custodian.

“Subsidiary” shall be construed in accordance with Section 7 of the Companies Act.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.

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“TARGET Day” means any day on which TARGET2 is open for the settlement of payments in euro.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Termination Date” means the date falling five years from the date of this Agreement.

“Total Commitments” means the aggregate of the Tranche 1 Commitments, Tranche 2 Commitments, Tranche 3 Commitments, Tranche 4 Commitments and Tranche 5 Commitments, being USD 25,000,000 at the date of this Agreement.

“Tranche” means Tranche 1, Tranche 2, Tranche 3, Tranche 4 or Tranche 5.

“Tranche 1” means the tranche of the Facility described in subparagraph (a) of Clause 2 (The Facility).

“Tranche 1 Commitment” means:

(a)	in relation to an Original Lender, the amount set opposite its name under the heading “Tranche 1 Commitment” in Schedule 1 (The Original Lenders) and the amount of any other Tranche 1 Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and

(b)	in relation to any other Lender, the amount of any Tranche 1 Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase),

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Tranche 1 Loan” means a loan made or to be made under Tranche 1 or the principal amount outstanding for the time being of such loan.

“Tranche 2” means the tranche of the Facility described in subparagraph (b) of Clause 2 (The Facility).

“Tranche 2 Commitment” means:

(a)	in relation to an Original Lender, the amount set opposite its name under the heading “Tranche 2 Commitment” in Schedule 1 (The Original Lenders) and the amount of any other Tranche 2 Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and

(b)	in relation to any other Lender, the amount of any Tranche 2 Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase),

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Tranche 2 Loan” means a loan made or to be made under Tranche 2 or the principal amount outstanding for the time being of such loan.

“Tranche 3” means the tranche of the Facility described in subparagraph (c) of Clause 2 (The Facility).

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“Tranche 3 Commitment” means:

(a)	in relation to an Original Lender, the amount set opposite its name under the heading “Tranche 3 Commitment” in Schedule 1 (The Original Lenders) and the amount of any other Tranche 3 Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and

(b)	in relation to any other Lender, the amount of any Tranche 3 Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase),

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Tranche 3 Loan” means a loan made or to be made under Tranche 3 or the principal amount outstanding for the time being of such loan.

“Tranche 4” means the tranche of the Facility described in subparagraph (d) of Clause 2 (The Facility).

“Tranche 4 Commitment” means:

(a)	in relation to an Original Lender, the amount set opposite its name under the heading “Tranche 4 Commitment” in Schedule 1 (The Original Lenders) and the amount of any other Tranche 4 Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and

(b)	in relation to any other Lender, the amount of any Tranche 4 Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase),

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Tranche 4 Loan” means a loan made or to be made under Tranche 4 or the principal amount outstanding for the time being of such loan.

“Tranche 5” means the tranche of the Facility described in subparagraph (e) of Clause 2 (The Facility).

“Tranche 5 Commitment” means:

(a)	in relation to an Original Lender, the amount set opposite its name under the heading “Tranche 5 Commitment” in Schedule 1 (The Original Lenders) and the amount of any other Tranche 5 Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and

(b)	in relation to any other Lender, the amount of any Tranche 5 Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase),

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Tranche 5 Loan” means a loan made or to be made under Tranche 5 or the principal amount outstanding for the time being of such loan.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Lenders and the Borrower.

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“Transfer Date” means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)	the date on which the Lenders execute the relevant Assignment Agreement or Transfer Certificate.

“Utilisation” means a utilisation of the Facility.

“Utilisation Date” means the date of a Loan, being the date on which the relevant Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in Schedule 5 (Utilisation Request).

“VAT” means value added tax as provided for in the Value Added Tax Consolidation Act 2010 and any other tax of a similar nature.

“Warrant Instruments” means each common stock purchase warrant issued by the Parent to a Lender on or about the date hereof.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	any “Lender”, the “Borrower” or any “Party” or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	a document in “agreed form” is a document which is previously agreed in writing by or on behalf of the Borrower and the Lenders.

(iii)	“assets” includes present and future properties, revenues and rights of every description;

(iv)	“disposal” includes a sale, transfer, assignment, grant, lease, licence, declaration of trust or other disposal, whether voluntary or involuntary, and “dispose” will be construed accordingly;

(v)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(vi)	“guarantee” means any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(vii)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

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(viii)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(ix)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(x)	a provision of law is a reference to that provision as amended or re- enacted; and

(xi)	a time of day is a reference to Dublin time.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived.

1.2	Currency symbols and definitions

“€”, “EUR” and “euro” denote the single currency of the Participating Member States.

“$”, “USD” and “dollars” denote the lawful currency of the United States of America.

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SECTION 2

THE FACILITY

2.	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrower a term loan facility in an aggregate amount equal to the Total Commitments which is divided into five separate tranches:

(a)	Tranche 1 in an aggregate amount equal to the total Tranche 1 Commitments; and

(b)	Tranche 2 in an aggregate amount equal to the total Tranche 2 Commitments;

(c)	Tranche 3 in an aggregate amount equal to the total Tranche 3 Commitments;

(d)	Tranche 4 in an aggregate amount equal to the total Tranche 4 Commitments; and

(e)	Tranche 5 in an aggregate amount equal to the total Tranche 5 Commitments.

2.2	Increase

(a)	The Borrower may by giving prior notice to the Lenders after the effective date of a cancellation of:

(i)	the Available Commitments of a Defaulting Lender in accordance with Clause 7.3 (Right of cancellation in relation to a Defaulting Lender);

(ii)	the Commitments of a Lender in accordance with Clause 7.1 (Illegality); or

(iii)	the Commitments of a Lender in accordance with Clause 7.2 (Right of cancellation and repayment in relation to a single lender)

require that the Commitments be increased in an aggregate amount up to the amount of the Available Commitments or Commitment so cancelled as follows:

(A)	the increased Commitments will be assumed by one or more Lenders or other banks, financial institutions, trusts, funds or other persons (each an “Increase Lender”) selected by the Borrower and each of which confirms its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender;

(B)	the Borrower and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Borrower and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender;

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(C)	each Increase Lender shall become a Party as a “Lender” and any Increase Lender and each of the other Lenders shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Lenders would have assumed and/or acquired had the Increase Lender been an Original Lender;

(D)	the Commitments of the other Lenders shall continue in full force and effect; and

(E)	any increase in the Commitments shall take effect on the date specified by the Borrower in the notice referred to above or any later date on which the conditions set out in paragraph (b) below are satisfied.

(b)	An increase in the Commitments will only be effective on:

(i)	the execution of an Increase Confirmation from the relevant Increase Lender;

(ii)	in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase the performance by the relevant Increase Lender of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender, the completion of which the relevant Increase Lender shall promptly notify to the Borrower.

(c)	Clause 19.3 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.2 in relation to an Increase Lender as if references in that Clause to:

(i)	an “Existing Lender” were references to all the Lenders immediately prior to the relevant increase;

(ii)	the “New Lender” were references to that “Increase Lender”; and

(iii)	a “re-transfer” and “re-assignment” were references to respectively a “transfer” and “assignment”.

2.3	Lenders’ rights and obligations

(a)	The obligations of each Lender under the Finance Documents are several. Failure by a Lender to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Lender is responsible for the obligations of any other Lender under the Finance Documents.

(b)	The rights of each Lender under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Lender from the Borrower shall be a separate and independent debt in respect of which a Lender shall be entitled to enforce its rights in accordance with paragraph (c) below.

(c)	A Lender may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

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3.	PURPOSE

3.1	Purpose

The Borrower shall apply all amounts borrowed by it under the Facility towards financing:

(a)	the commercialisation efforts of the Group’s LungFit product in the PH indication;

(b)	the development of the Group’s products in the additional indications currently in the pipeline; and

(c)	the general corporate and working capital purposes of the Group.

3.2	Monitoring

No Lender is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

The Lenders will only be obliged to comply with Clause 5.3 (Lenders’ participation) in relation to any Loan if on or before the Utilisation Date for that Loan, the Lenders have received all of the documents and other evidence listed in Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Lenders. The Lenders shall notify the Borrower promptly upon being so satisfied.

4.2	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.3 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	no Event of Default is continuing or would result from the proposed Loan; and

(b)	in relation to the first Loan all representations in Clause 15 or, in relation to any other Loan, the Repeating Representations to be made by the Borrower are true in all material respects.

4.3	Further conditions precedent to utilisation of the Tranches

(a)	The Lenders will only be obliged to comply with Clause 5.3 (Lenders’ participation) in relation to any utilisation of Tranche 2 if on or before the first Utilisation Date of Tranche 2, Tranche 1 has been fully utilised.

(b)	The Lenders will only be obliged to comply with Clause 5.3 (Lenders’ participation) in relation to any utilisation of Tranche 3, Tranche 4 or Tranche 5 if on or before the Utilisation Date of that Tranche, clearance has been received from the U.S. Food & Drug Administration (FDA) in respect of the LungFit PH Product.

(c)	If at any time after Tranche 1 and Tranche 2 have been fully utilised, the five day volume weighted average price (VWAP) of the Parent traded on the NASDAQ exceeds $40 per share, no Lender shall be required to make available its participation in a Tranche 3, Tranche 4 or Tranche 5 Loan.

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SECTION 3

UTILISATION

5.	UTILISATION

5.1	Delivery of a Utilisation Request

The Borrower may utilise the Facility by delivery to the Lenders of a duly completed Utilisation Request not later than one Business Day prior to the proposed date of utilisation.

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	it identifies the Tranche of the Facility to be utilised; and

(ii)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Tranche.

(b)	Only one Loan may be requested in each Utilisation Request.

5.3	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

5.4	Cancellation of Commitment

The Total Commitment which, at that time, is unutilised shall be immediately cancelled at the end of the Availability Period.

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SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

6.	REPAYMENT

6.1	Repayment of Loans

(a)	The Borrower shall repay the Loans in instalments by repaying on each Repayment Date an amount which reduces the amount of the outstanding aggregate Loans under each Tranche by an amount equal to the relevant percentage of all the Loans borrowed by the Borrower under that Tranche as at close of business in Dublin on the last day of the Availability Period as set out in the table below:

Repayment Date	Repayment Instalment
15 June 2023 15 September 2023 15 December 2023 15 March 2024	10%
15 June 2024 15 September 2024 15 December 2024 15 March 2025	15%

Termination Date	All amounts outstanding

(b)	The Borrower may not reborrow any part of the Facility which is repaid.

7.	PREPAYMENT AND CANCELLATION

7.1	Illegality

If, in any applicable jurisdiction, it becomes unlawful as a result of (i) the introduction of or change in (or the interpretation, administration or application of) interpretation after the date of this Agreement any law or regulation of general application or (ii) compliance with any law or regulation made after the date of this Agreement of general application (the “Relevant Law”) for any Lender to perform any of its obligations as contemplated by this Agreement or any Finance Document or to fund or maintain its participation in any Loan and such unlawfulness is not attributable to any wilful breach by such Lender of any law or regulation:

(a)	that Lender (the “Relevant Lender”) shall promptly notify the Borrower upon becoming aware of that event;

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(b)	upon the Lender notifying the Borrower the Commitments of that Relevant Lender will be immediately cancelled if required by the Relevant Law or if it is unlawful for the Relevant Lender to maintain the Commitments;

(c)	if the Borrower has issued a notice to the Lenders under Clause 2.2 (Increase) in relation to the Relevant Lender that Lender shall use its reasonable endeavours to co-operate with any Increase Lender (as defined in paragraph (a)(A) of Clause 2.2 (Increase)) and the Borrower in a timely manner so as to enable any Increase Lender to assume all of the obligations of the Relevant Lender; and

(d)	if required by the Relevant Law, the Borrower shall repay that Lender’s participation in the Loans on the earlier to occur of any Repayment Date or the Termination Date or, if earlier, the date specified by the Lender in the notice delivered to the Lenders (being no earlier than the last day of any applicable grace period permitted by law).

7.2	Right of cancellation and repayment in relation to a single Lender

(a)	If any sum payable to any Lender by the Borrower is required to be increased under paragraph (c) of Clause 11.2 (Tax gross-up) in circumstances where that Lender continues to be a Qualifying Lender, the Borrower may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Lenders notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans.

(b)	On receipt of a notice referred to in paragraph (a) above in relation to a Lender, the Commitment of that Lender shall immediately be reduced to zero.

(c)	On the last day of the Interest Period which ends after the Borrower has given notice under paragraph (a) above in relation to a Lender (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall in relation to a Loan that is outstanding repay that Lender’s participation in that Loan together with all interest and other amounts accrued under the Finance Documents.

7.3	Right of cancellation in relation to a Defaulting Lender

(a)	If any Lender becomes a Defaulting Lender, the Borrower may, at any time whilst the Lender continues to be a Defaulting Lender, give the Lenders three Business Days’ notice of cancellation of each Available Commitment of that Lender.

(b)	On the notice referred to in paragraph (a) above becoming effective, each Available Commitment of the Defaulting Lender shall immediately be reduced to zero.

7.4	Voluntary cancellation

The Borrower may, if it gives the Lenders not less than two Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part of an Available Facility. Any cancellation under this Clause 7.4 (Voluntary cancellation) shall reduce the Commitments of the Lenders rateably.

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7.5	Voluntary prepayment of Loans

The Borrower may, if it gives the Lenders not less than two Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of any outstanding Loans on a pro rata basis.

7.6	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 7 (Prepayment and Cancellation) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and subject to any prepayment fees in accordance with Clause 10.2 (Prepayment Fee).

(c)	The Borrower may not reborrow any part of the Facility which is prepaid.

(d)	Subject always to the provisions of Clause 2.2 (Increase), no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(e)	If all or part of any Lender’s participation in a Loan is repaid or prepaid and is not available for re-drawing, an amount of that Lender’s Commitment (equal to the amount of the participation which is repaid or prepaid) in respect of that Facility will be deemed to be cancelled on the date of repayment or prepayment.

(f)	Any prepayment of a Loan (other than a prepayment pursuant to Clause 7.1 (Illegality) or Clause 7.2 (Right of cancellation and repayment in relation to a single Lender)) shall be applied pro rata to each Lender’s participation in that Loan.

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SECTION 5

COSTS OF UTILISATION

8.	INTEREST

8.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the Margin.

8.2	Payment of interest

The Borrower shall pay accrued interest on each Loan on the last day of each Interest Period.

9.	INTEREST PERIODS

9.1	Interest Periods and Terms

(a)	Each Loan shall have an Interest Period of three Months (unless otherwise agreed between the Borrower and Lenders).

(b)	An Interest Period for a Loan shall not extend beyond the Termination Date.

(c)	Each Interest Period for a Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

9.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10.	FEES

10.1	Structuring Fee

The Borrower shall on the date of this Agreement, pay to each Lender (for its own account) a structuring fee in an amount computed at the rate of 0.20% of that Lender’s Total Commitment under this Agreement.

10.2	Prepayment Fee

(a)	Unless otherwise agreed between the Borrower and the Lenders, if the Borrower voluntarily prepays the whole of any outstanding Loans pursuant to Clause 7.5 (Voluntary Prepayment), the Borrower must pay to the Lenders a prepayment fee on the date of such voluntary prepayment in accordance with paragraph (b) below.

(b)	The amount of any prepayment fee payable in accordance with paragraph (a) above shall be as follows:

(i)	if the voluntary prepayment occurs before the second anniversary of the date of this Agreement (the “Second Anniversary”), the amount of interest which the Lenders would have received in respect of the Loans the subject of such voluntary prepayment from the prepayment date to the Termination Date in accordance with the terms of this Agreement (the “Make-Whole Amount”);

(ii)	if the voluntary prepayment occurs after the Second Anniversary but prior to the third anniversary of the date of this Agreement (the “Third Anniversary”), 50% of the Make-Whole Amount; and

(iii)	if the voluntary prepayment occurs after the Third Anniversary, 25% of the Make-Whole Amount.

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SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

11.	TAX GROSS UP AND INDEMNITIES

11.1	Definitions

In this Agreement:

“Banking Directive” means Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms.

“Protected Party” means a Lender which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Qualifying Lender” means a Lender which is:

(a)	an entity which is, pursuant to Section 9 of the Central Bank Act 1971 of Ireland, licensed to carry on banking business in Ireland and which is carrying on a bona fide banking business in Ireland for the purposes of Section 246(3)(a) TCA and whose Facility Office is located in Ireland; or

(b)	a building society, within the meaning of Section 256(1) TCA, which is carrying on a bona fide banking business in Ireland for the purposes of Section 246(3)(a) TCA and whose Facility Office is located in Ireland; or

(c)	an authorised credit institution under the terms of the Banking Directive that has duly established a branch in Ireland having made all necessary notifications to its home state competent authorities required thereunder in relation to its intention to carry on banking business in Ireland and such credit institution is carrying on a bona fide banking business in Ireland for the purposes of Section 246(3)(a) TCA and has its Facility Office located in Ireland; or

(d)	a body corporate:

(i)	which is resident for the purposes of Tax in a Relevant Territory (for these purposes residence is to be determined in accordance with the laws of the Relevant Territory of which the Lender claims to be resident) where that Relevant Territory imposes a tax that generally applies to interest receivable in that Relevant Territory by companies from sources outside that Relevant Territory; or

(ii)	where interest payable under this Agreement:

(A)	is exempted from the charge to income tax under a Tax Treaty in force between Ireland and the country in which the Lender is resident for tax purposes; or

(B)	would be exempted from the charge to income tax under a Tax Treaty signed between Ireland and the country in which the Lender is resident for tax purposes if such Tax Treaty had the force of law by virtue of Section 826(1) TCA;

except where interest is paid under this Agreement to the body corporate in connection with a trade or business which is carried on in Ireland by it through a branch or agency; or

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(e)	a company that is incorporated in the US and subject to tax in the US on its worldwide income except where interest is paid under this Agreement to the US company in connection with a trade or business which is carried on in Ireland by it through a branch or agency; or

(f)	a US limited liability company (“LLC”), where the ultimate recipients of the interest payable under this Agreement are Qualifying Lenders within paragraphs (d), (e) or Error! Reference source not found. of this definition and the business conducted through the LLC is so structured for market reasons and not for tax avoidance purposes; or

(g)	a qualifying company within the meaning of Section 110 TCA; or

(h)	an exempt approved scheme within the meaning of Section 774 TCA; or

(i)	an investment undertaking within the meaning of Section 739B TCA; or

(j)	a body corporate:

(i)	which advances money in the ordinary course of a trade which includes the lending of money and whose Facility Office is located in Ireland; and

(ii)	where interest on an advance under this Agreement is taken into account in computing the trading income of such body corporate; and

(iii)	which has made the appropriate notifications under Section 246(5)(a) TCA to the Revenue Commissioners and the relevant Borrower; or

(k)	a Treaty Lender.

“Relevant Territory” means:

(b)	a Member State of the European Union (other than Ireland); or

(c)	a country with which Ireland has a Tax Treaty in force by virtue of Section 826(1) TCA; or

(d)	a country with which Ireland has signed such a Tax Treaty which will come into force once the procedures set out in Section 826(1) TCA have been completed.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means the increase in a payment made by the Borrower to a Lender under Clause 11.2 (Tax gross-up).

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“Treaty Lender” means a Lender which:

(a)	is treated as a resident of a Treaty State for the purposes of a Tax Treaty; and

(b)	does not carry on a business in Ireland through a permanent establishment with which that Lender’s participation in the Loan is effectively connected; and

(c)	has fulfilled the requirements for being a Treaty Lender that is entitled to received interest payments under this Agreement gross, including that all procedural formalities have been completed.

“Treaty State” means a jurisdiction having a double taxation agreement (a “Tax Treaty”) with Ireland which has the force of law and has an article dealing with interest.

Unless a contrary indication appears, in this Clause 11 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

11.2	Tax gross-up

(a)	The Borrower shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Borrower shall promptly upon becoming aware that a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) must be made shall notify the Lenders accordingly. Similarly, a Lender shall notify the Borrower on becoming so aware in respect of a payment payable to that Lender.

(c)	If a Tax Deduction is required by law to be made by the Borrower, the amount of the payment due from the Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	A payment shall not be increased by the Borrower under paragraph (c) above by reason of a Tax Deduction on account of Tax imposed by Ireland, if on the date on which the payment falls due:

(i)	the payment could have been made to the relevant Lender without any Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Tax Treaty, or any published practice or concession of any relevant taxing authority; or

(ii)	the relevant Lender is a Treaty Lender and the Borrower making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (g) below.

(e)	If the Borrower is required to make a Tax Deduction, the Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

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(f)	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower making that Tax Deduction shall deliver to the Lender entitled to the payment evidence reasonably satisfactory to that Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)	A Treaty Lender and the Borrower which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Borrower to obtain authorisation to make that payment without a Tax Deduction.

(h)	Each Lender which becomes a Party on the day on which this Agreement is entered into confirms that it is a Qualifying Lender on such date or, in the case of a Qualifying Lender that is a Treaty Lender, on such date as it completes the necessary procedural formalities under Clause 11.2(g). Each Lender shall promptly notify the Borrower if there is any change in its status as a Qualifying Lender but a failure to so notify shall have no impact on the obligations of the Borrower under this Clause 11 (Tax Gross up).

(i)	Any Lender to which interest may be paid free of withholding tax due to such Lender falling with Clause (d) of the definition of “Qualifying Lender” shall, following a request from the Borrower, confirm its name, address and country of tax residence to the Borrower to enable it to comply with its reporting obligations under section 891A Taxes Consolidation Act 1997 (“TCA”) and any Lender shall, following a request from the Borrower, provide any information required to enable to Borrower to comply with its reporting obligations under section 891E, 891F and 891G TCA.

11.3	Tax Credit

(a)	If the Borrower makes a Tax Payment and the relevant Lender determines that:

(i)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(ii)	that Lender has obtained, utilised and retained that Tax Credit the Lender shall pay an amount to the Borrower which that Lender determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Borrower.

(b)	Paragraph (a) does not in any way limit the obligations of the Borrower under the Finance Documents.

(c)	A Lender is not obliged to take any steps under paragraph (a) if it determines to do so might be prejudicial to it.

(d)	The Borrower shall indemnify the Lenders for all costs and expenses reasonably incurred by the Lenders as a result of steps taken under this Clause 11.3.

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11.4	VAT

(a)	All amounts set out, or expressed in a Finance Document to be payable by any Party to a Lender shall be deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Lender to any Party in connection with a Finance Document, that Party shall pay to such Lender (in addition to and at the same time as paying any other consideration) an amount equal to the amount of the VAT.

(b)	If VAT is or becomes chargeable on any supply made by any Lender (the “Supplier”) to any other Lender (the “Recipient”) in connection with a Finance Document, and any Party other than the Recipient (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier:

(i)	where the Supplier is the person required to account to the relevant tax authority for the VAT, the Relevant Party must also pay to the Supplier (in addition to and at the same time as paying such amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient determines relates to the VAT chargeable on that supply; and

(ii)	where the Recipient is the person required to account to the relevant tax authority for the VAT, the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)	Where a Finance Document requires any Party to reimburse or indemnify a Lender for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Lender for the full amount of such cost or expense, including such part thereof that represents VAT, save to the extent that such Lender determines it or any other member of any group of which it is a member for VAT purposes is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)	Any reference in this Clause 11.4 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning, in Ireland, as the group member notified by the Revenue Commissioners in accordance with Section 15(1)(a) VATCA 2010 as being the member responsible for complying with the provisions of that Act in respect of the group or the equivalent meaning under relevant VAT legislation where such legislation uses a term other than “representative member”).

(e)	In relation to any supply made by a Lender to any Party under a Finance Document, if requested by such Lender, that Party must promptly provide such Lender with details of that Party’s VAT registration (if applicable) and such other information as is reasonably requested in connection with such Lender’s VAT reporting requirements in relation to such supply.

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12.	OTHER INDEMNITIES

12.1	Currency indemnity

(a)	If any sum due from the Borrower under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Borrower; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings that Borrower shall as an independent obligation, within five Business Days of demand, indemnify each Lender to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

12.2	Other indemnities

The Borrower shall, within five Business Days of demand, indemnify each Lender against any vouched cost, loss or liability incurred by that Lender as a result of:

(a)	the occurrence of any Event of Default;

(b)	a failure by the Borrower to pay any amount due under a Finance Document on its due date; or

(c)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

13.	MITIGATION BY THE LENDERS

13.1	Mitigation

(a)	Each Lender shall, in consultation with the Borrower take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality) or Clause 11 (Tax Gross Up and Indemnities) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of the Borrower under the Finance Documents.

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13.2	Limitation of liability

(a)	The Borrower shall promptly indemnify each Lender for all costs and expenses reasonably incurred by that Lender as a result of steps taken by it under Clause 13.1 (Mitigation).

(b)	A Lender is not obliged to take any steps under Clause 13.1 (Mitigation) if, in the opinion of that Lender (acting reasonably), to do so might be prejudicial to it.

14.	COSTS AND EXPENSES

14.1	Transaction expenses

The Borrower shall promptly on demand pay the Lenders the amount of all pre-agreed costs and expenses (including legal fees) reasonably incurred by any of them and pre- agreed with the Borrower in connection with the negotiation of this Agreement.

14.2	Amendment costs

If the Borrower requests an amendment, waiver or consent, the Borrower shall, within five Business Days of demand, reimburse the Lenders for the amount of any costs and expenses (including legal fees) reasonably incurred by the Lenders and pre-agreed with the Borrower.

14.3	Enforcement costs

The Borrower shall, within five Business Days of demand, pay to each Lender the amount of all costs and expenses (including legal fees) incurred by that Lender in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

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SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

15.	REPRESENTATIONS

The Borrower makes the representations and warranties set out in this Clause 15 to each Lender on the date of this Agreement.

15.1	Status

(a)	It is a limited liability corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)	Where it is not (and in respect of each of its Subsidiaries that is not) a “private company limited by shares” as defined in Section 2 of the Companies Act, it (and each such Subsidiary) has the power to own its assets and carry on its business as it is being conducted.

15.2	Binding obligations

Subject to the Legal Reservations, the obligations expressed to be assumed by it in each Finance Document to which it is a party are legal, valid, binding and enforceable obligations; and

15.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents to which it is a party will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its assets or constitute a default or termination event (however described) under any such agreement or instrument.

15.4	Power and authority

(a)	It has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents.

(b)	No limit to which it is subject will be exceeded as a result of the borrowing, grant of security or giving of guarantees or indemnities contemplated by the Finance Documents to which it is a party.

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15.5	Validity and admissibility in evidence

All Authorisations required:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(b)	to make the Finance Documents to which it is a party admissible in evidence in its Relevant Jurisdictions,

have been obtained or effected and are in full force and effect.

15.6	Governing law and enforcement

(a)	The choice of the law of Ireland as the governing law of this Agreement will be recognised and enforced in its jurisdiction of incorporation.

(b)	Subject to the Legal Reservations any judgment obtained in Ireland in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation.

15.7	Deduction of Tax

It is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document to a Lender which is a Qualifying Lender and assuming, with respect to any Treaty Lender, that all necessary procedural formalities have been completed.

15.8	No filing or stamp taxes

It is not necessary under the laws of Ireland that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

15.9	No default

No Event of Default is continuing or is reasonably likely to result from the making of any Utilisation.

15.10	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

15.11	No proceedings pending or threatened

Save as has otherwise been disclosed in writing to the Lenders prior to the date of this Agreement, no litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against any member of the Group.

15.12	No Financial Indebtedness

The Company has no Financial Indebtedness outstanding.

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15.13	Repetition

The Repeating Representations are deemed to be made by the Borrower by reference to the facts and circumstances then existing on the date of each Utilisation Request and the first day of each Interest Period.

16.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 16 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

16.1	General

(a)	The Borrower shall supply to the Lenders if they so request:

(i)	copies of all documents dispatched by the Borrower to its shareholders (or any class of them) or its creditors generally; and

(ii)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which might, if adversely determined, have a Material Adverse Effect.

16.2	Notification of default

The Borrower shall notify the Lenders of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

16.3	‘Know your customer’ checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of the Borrower or the composition of the shareholders or members (as the case may be) of the Borrower after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer obliges the Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with ‘know your customer’ or similar identification procedures the Borrower shall promptly upon the request of any Lender supply, or procure the supply of, such documentation and other evidence as is that Lender in order for such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary ‘know your customer’ or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

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17.	GENERAL UNDERTAKINGS

The undertakings in this Clause 17 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

17.1	Authorisations

The Borrower shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Lenders of

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and subject to the Legal Reservations to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document; where failure to do so has or is reasonably likely to have a Material Adverse Effect.

17.2	Compliance with laws

The Borrower shall comply in all material respects with all laws to which it may be subject.

17.3	Financial Indebtedness

(a)	The Borrower shall not incur any Financial Indebtedness without the consent of the Majority Lenders, such consent not to be unreasonably withheld or delayed, subject to the parenthetical at the end of subparagraph 17.3(c) below.

(b)	The Borrower shall provide the Lenders with prior notice of any proposed incurrence of Financial Indebtedness (“Additional Debt Issuance”) and shall invite the Lenders to participate in such Additional Debt Issuance.

(c)	To the extent that any Lender chooses not to participate in such Additional Debt Issuance, the consent of that Lender to the Additional Debt Issuance cannot be unreasonably withheld or delayed (unless it is proposed that the Loans will be subordinated to the Additional Debt Issuance, in which case Lender may withhold its consent for any reason in its sole discretion).

17.4	Merger

The Borrower shall not enter into any amalgamation, demerger, merger or corporate reconstruction without the prior written consent of the Lenders.

17.5	Change of business

The Borrower shall procure that no substantial change is made to the general nature of the business of the Borrower or the Group taken as a whole from that carried on by the Group at the date of this Agreement.

18.	EVENTS OF DEFAULT

Each of the events or circumstances set out in Clause 18 (Events of Default) is an Event of Default (save for Clause 18.8 (Acceleration)).

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18.1	Non-payment

The Borrower does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and

(b)	payment is made within five Business Days of its due date.

18.2	Other obligations

(a)	The Borrower does not comply with any material provision of the Finance Documents (other than those referred to in Clause 18.1 (Non-payment)).

(b)	No Event of Default under paragraph (a) will occur if the failure to comply is capable of remedy and is remedied within 15 Business Days of the earlier of (i) the Lenders giving written notice to the Borrower and (ii) the Borrower becomes aware of the failure to comply.

18.3	Misrepresentation

Any representation or statement made or deemed to be made by the Borrower in the Finance Documents or any other document delivered by or on behalf of the Borrower under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made unless the same:

(a)	is capable of remedy;

(b)	has not, in the opinion of the Lenders, been given fraudulently or with intent to mislead; and

(c)	is remedied within 15 Business Days of such breach.

18.4	Insolvency

(a)	The Borrower:

(i)	is unable or admits inability to pay its debts as they fall due;

(ii)	is deemed to, or is declared to, be unable to pay its debts under applicable law; or

(iii)	suspends or threatens to suspend making payments on any of its debts (save in respect of a debt which is disputed in good faith).

(b)	The Borrower by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Lenderin its capacity as such) with a view to rescheduling any of its indebtedness.

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(c)	The value of the assets of any Borrower is less than their liabilities (taking into account contingent and prospective liabilities but excluding any liabilities owing by one Borrower to another).

(d)	A moratorium is declared in respect of any indebtedness of any Borrower.

18.5	Insolvency proceedings

(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)	the suspension of payments (save for any payment which the Borrower is contesting in good faith and which can lawfully be withheld and for which the relevant Borrower is maintaining adequate reserves), a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Borrower;

(ii)	a composition, compromise, assignment or arrangement with any creditor of any Borrower other than a compromise or arrangement agreed in the ordinary course of trade; or

(iii)	the appointment of a liquidator, receiver, Examiner, administrative receiver, administrator, compulsory manager or other similar officer in respect of the Borrower or any of the assets of the Borrower, or any analogous procedure or step is taken in any jurisdiction.

(b)	Paragraph (a) shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within fourteen days of commencement.

18.6	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of any Borrower having an aggregate value of €1,000,000 and is not discharged within 14 days.

18.7	Unlawfulness and invalidity

It is or becomes unlawful for any Borrower to perform any of its obligations under the Finance Documents.

18.8	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing, the Lenders may (by agreement of all Lenders) by notice to the Borrower:

(a)	cancel the Total Commitments whereupon they shall immediately be cancelled;

(b)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Lenders.

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SECTION 10

CHANGES TO PARTIES

19.	CHANGES TO THE LENDERS

19.1	Assignments and transfers by the Lenders

Subject to this Clause 19, a Lender (the “Existing Lender”) may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations

under any Finance Document to another Lender, an Affiliate of a Lender whose creditworthiness is not materially less than that of the transferring Existing Lender or to a bank or financial institution or other person or entity (the “New Lender”).

19.2	Company consent

The consent of the Company is required for an assignment or transfer by an Existing Lender, such consent not to be unreasonably withheld.

19.3	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents;

(ii)	the financial condition of the Borrower;

(iii)	the performance and observance by the Borrower of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Lenders that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of the Borrower and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender or any other Lender in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of the Borrower and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

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(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations transferred, or rights assigned, under this Clause 19; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by the Borrower of its obligations under the Finance Documents or otherwise.

19.4	Procedure for transfer

(a)	A transfer is effected in accordance with paragraph (b) below when the Lenders execute an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender.

(b)	On the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations (whether in connection with a syndication, securitisation or otherwise, without limit) under the Finance Documents to which it is a party each of the Borrower and the Existing Lender shall be released from further obligations towards one another under those Finance Documents to which it is a party (being the “Discharged Rights and Obligations”);

(ii)	each of the Borrower and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Borrower and the New Lender have assumed and/or acquired the same in place of that Borrower and the Existing Lender;

(iii)	the New Lender and the other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer; and

(iv)	the New Lender shall become a Party as a “Lender”.

19.5	Procedure for Assignment

(a)	An assignment may be effected in accordance with paragraph (c) below when the Lenders execute an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender.

(b)	On the Transfer Date:

(i)	the Existing Lender will assign absolutely to the New Lender its rights under the Finance Documents;

(ii)	the Existing Lender will be released from the obligations (the “Relevant Obligations”) expressed to be the subject of the release in the Assignment Agreement; and

(iii)	the New Lender shall become a Party as “Lender” and will be bound by obligations equivalent to the Relevant Obligations.

(c)	Lenders may utilise procedures other than those set out in this Clause 19.5 to assign their rights under the Finance Documents (but not, without the consent of the Borrower or unless in accordance with Clause 19.4 (Procedure for transfer), to obtain a release by that Borrower from the obligations owed to that Borrower by the Lenders nor the assumption of equivalent obligations by a New Lender).

20.	CHANGES TO THE BORROWERS

The Borrower may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

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SECTION 11

THE LENDERS

21.	CONDUCT OF BUSINESS BY THE LENDERS

No provision of this Agreement will:

(a)	interfere with the right of any Lender to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Lender to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Lender to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

22.	SHARING AMONG THE LENDERS

22.1	Payments to Lenders

If a Lender (a “Recovering Lender”) receives or recovers any amount from the Borrower other than in accordance with Clause 23 (Payment mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Lender shall, within three Business Days, notify details of the receipt or recovery to the other Lenders;

(b)	the Lenders shall determine whether the receipt or recovery is in excess of the amount the Recovering Lender would have been paid had the receipt or recovery been distributed in accordance with Clause 23 (Payment mechanics), without taking account of any Tax which would be imposed in relation to the receipt, recovery or distribution; and

(c)	the Recovering Lender shall, within three Business Days of demand by the other Lenders, pay to the other Lenders an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the other Lenders determine may be retained by the Recovering Lender as its share of any payment to be made, in accordance with Clause 23.1 (Partial payments).

22.2	Redistribution of payments

The Lenders shall treat the Sharing Payment as if it had been paid by the relevant Borrower and distribute it between the Lenders (other than the Recovering Lender) (the “Sharing Lenders”) in accordance with Clause 23.1 (Partial payments) towards the obligations of that Borrower to the Sharing Lenders.

22.3	Recovering Lender’s rights

On a distribution under Clause 22.2 (Redistribution of payments) of a payment received by a Recovering Lender from the Borrower, as between the relevant Borrower and the Recovering Lender, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Borrower.

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22.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Lender becomes repayable and is repaid by that Recovering Lender, then:

(a)	each Sharing Lender shall pay to that Recovering Lender an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Lender for its proportion of any interest on the Sharing Payment which that Recovering Lender is required to pay) (the “Redistributed Amount”); and

(b)	as between the relevant Borrower and each relevant Sharing Lender, an amount equal to that relevant Redistributed Amount will be treated as not having been paid by that Borrower.

22.5	Exceptions

(a)	This Clause 22 shall not apply to the extent that the Recovering Lender would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Borrower.

(b)	A Recovering Lender is not obliged to share with any other Lender any amount which the Recovering Lender has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified the other Lender of the legal or arbitration proceedings; and

(ii)	the other Lender had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

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SECTION 12

ADMINISTRATION

23.	PAYMENT MECHANICS

23.1	Partial payments

If the Lenders receive a payment for application against amounts due in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by the Borrower under those Finance Documents, the Lenders shall apply that payment towards the obligations of that Borrower under those Finance Documents in the following order:

(a)	first, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under those Finance Documents;

(b)	secondly, in or towards payment pro rata of any principal due but unpaid under those Finance Documents; and

(c)	thirdly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

23.2	Business Days

(a)	Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or interest under this Agreement as a result of Clause 23.2(a) interest is payable on the principal or interest at the rate payable on the original due date.

23.3	Currency of account

Dollars is the currency of account and payment for any sum due from the Borrower under any Finance Document.

24.	NOTICES

24.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

24.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Borrower:

(i)	Address:	Beyond Air, Inc., 825 East Gate Blvd., Suite 320

Garden City, NY 11530

(ii)	Attention:	Adam Newman

(iii)	email:	anewman@beyondair.net

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with a copy to:

(i)	Address:	Ten Earlsfort Terrace Dublin 2

(ii)	Attention:	Bradwell Limited

(b)	in the case of each Original Lender, that set out opposite its name in Schedule 1;

(c)	in the case of each other Lender, that notified in writing to the Borrower on or prior to the date on which it becomes a Party;

or any substitute address or fax number or department or officer as the Party may notify to the other Parties by not less than five Business Days’ notice.

24.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will be effective only:

(i)	if by way of fax, when received in legible form during normal business hours; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and for the Lenders only, if a particular department or officer is specified as part of its address details provided under Clause 24.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document which becomes effective, in accordance with paragraphs (a) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

24.4	Electronic communication

(a)	Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days’ notice.

(b)	Any such electronic communication as specified in paragraph (a) above to be made between the Borrower and a Lender may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication.

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(c)	Any such electronic communication as specified in paragraph (a) above made between any two Parties will be effective only when actually received (or made available) in readable form.

(d)	Any electronic communication which becomes effective, in accordance with paragraph (c) above, after 5.00 p.m. in the place in which the Party to whom the relevant communication is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.

(e)	Any reference in a Finance Document to a communication being sent or received shall be construed to include that communication being made available in accordance with this Clause 24.4.

24.5	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the other Parties, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

25.	CALCULATIONS AND CERTIFICATES

25.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Lender are prima facie evidence of the matters to which they relate.

25.2	Certificates and Determinations

(a)	Any certification or determination by a Lender of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

(b)	On request from the Borrower each Lender shall provide the details on which any certification or determination is based in respect of any rate or amount under any Finance Document.

25.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in a relevant market differs, in accordance with that market practice.

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26.	PARTIAL INVALIDITY

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions, nor the legality, validity or enforceability of such provision under the law of any other jurisdiction, will in any way be affected or impaired.

27.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Lender, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any Finance Document. No election to affirm any Finance Document on the part of any Lender shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

28.	AMENDMENTS AND WAIVERS

28.1	Required consents

Subject to Clause 28.2 (All Lender Matters), any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Borrower and any such amendment or waiver will be binding on all Parties.

28.2	All Lender Matters

An amendment or waiver or a consent of, or in relation to, any term of any Finance Document that has the effect of changing or which relates to:

(a)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(b)	an extension to the date of payment of any amount under the Finance Documents;

(c)	any increase or reduction in the Margin or an increase or reduction in the amount of any payment of principal, interest, fees or commission payable (other than as expressly provided for in this Agreement);

(d)	an increase in any Commitment or the Total Commitments, an extension of any Availability Period or any requirement that a cancellation of Commitments reduces the Commitments of the Lender rateably under the relevant Facility;

(e)	any provision which expressly requires the consent of all the Lenders; shall not be made, or given, without the prior consent of all the Lenders.

28.3	Excluded Commitments

If any Defaulting Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any term of any Finance Document or any other vote of Lenders under the terms of this Agreement within 20 Business Days of that request being made (unless the Borrower and the Lenders agree to a longer time period in relation to any request):

(a)	its Commitment(s) shall not be included for the purpose of calculating the Total Commitments under the relevant Facilities when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments has been obtained to approve that request; and

(b)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

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28.4	Replacement of a Lender

(a)	If at any time:

(i)	any Lender becomes a Non-Consenting Lender (as defined in paragraph (c) below); or

(ii)	the Borrower becomes obliged to repay any amount in accordance with Clause 7.1 (Illegality) or to pay additional amounts pursuant Clause 11.2 (Tax Gross-up) to any Lender in excess of amounts payable to the other Lenders generally, then the Borrower may, on 10 Business Days’ prior written notice to such Lender (the “Exiting Lender”), replace the Exiting Lender by requiring such Exiting Lender to (and such Exiting Lender shall) transfer pursuant to Clause 19 (Changes to the Lenders) all of its rights and obligations under this Agreement to a Lender or other bank or financial institution (a “Replacement Lender”) selected by the Borrower and which confirms its willingness to assume and does assume all the obligations of the Exiting Lender in accordance with Clause 28 (Changes to the Lenders) in respect of the Loan for a purchase price in cash payable at the time of transfer in an amount equal to the outstanding principal amount of such Exiting Lender’s participation in the outstanding Utilisations and all accrued interest, fees and other amounts payable to such Exiting Lender under the Finance Documents.

(b)	In the event that:

(i)	the Borrower has requested the Lenders to give a consent in relation to, or to agree to a waiver or amendment of, any provisions of the Finance Documents;

(ii)	the consent, waiver or amendment in question requires the approval of all the Lenders; and

(iii)	Lenders whose Commitments aggregate more than 66⅔ per cent of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregate more than 66⅔ per cent of the Total Commitments prior to that reduction) have consented or agreed to such waiver or amendment, then any Lender who does not and continues not to consent or agree to such waiver or amendment shall be deemed a “Non-Consenting Lender”.

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28.5	Replacement of a Defaulting Lender

(a)	The Borrower may, at any time a Lender has become and continues to be a Defaulting Lender, by giving 20 Business Days’ prior written notice to such Lender replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 19 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity (a “Replacement Lender”) selected by the Borrower, which confirms its willingness to assume and does assume all the obligations, or all the relevant obligations, of the transferring Lender in accordance with Clause 19 (Changes to the Lenders).

28.6	Disenfranchisement of Defaulting Lenders

(a)	For so long as a Defaulting Lender has any Available Commitment, in ascertaining:

(i)	the Majority Lenders; or

(ii)	whether:

(A)	any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments; or

(B)	the agreement of any specified group of Lenders, has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents that Defaulting Lender’s Commitments will be reduced by the amount of its Available Commitments and, to the extent that that reduction results in that Defaulting Lender’s Total Commitments being zero, that Defaulting Lender shall be deemed not to be a Lender for the purposes of paragraphs (i) and (ii) above.

(b)	For the purposes of this Clause 28.6, the Borrower and Lenders may assume that the following Lenders are Defaulting Lenders:

(i)	any Lender which has notified the Borrower or other Lenders that it has become a Defaulting Lender;

(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of “Defaulting Lender” has occurred unless it has received notice to the contrary from the Lender concerned or the other Parties are otherwise aware that the Lender has ceased to be a Defaulting Lender.

29.	CONFIDENTIAL INFORMATION

29.1	Confidentiality

Each Lender agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 29.2 (Disclosure of Confidential Information) and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

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29.2	Disclosure of Confidential Information

Subject to paragraph (d) below, any Lender may disclose:

(a)	to any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Lender shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents;

(ii)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(iii)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(iv)	who is a Party;

(v)	with the consent of the Borrower

in each case, such Confidential Information as that Lender shall consider appropriate if:

(A)	in relation to paragraph (i) the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)	in relation to paragraphs (ii) and (iii) the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Lender, it is not practicable so to do in the circumstances; and

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29.3	Entire agreement

This Clause 29 (Confidential Information) constitutes the entire agreement between the Parties in relation to the obligations of the Lenders under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

29.4	Inside information

Each of the Lenders acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Lenders undertakes not to use any Confidential Information for any unlawful purpose.

29.5	Notification of disclosure

Each of the Lenders agrees (to the extent permitted by law and regulation) to inform the Borrower:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to Clause 29.2(ii) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause.

29.6	Continuing obligations

The obligations in this Clause are continuing and, in particular, shall survive and remain binding on each Lender for a period of twelve months from the earlier of:

(a)	the date on which all amounts payable by the Borrowers under or in connection with the Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Lender otherwise ceases to be a Lender.

30.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

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SECTION 13

GOVERNING LAW AND ENFORCEMENT

31.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it (save in respect of the Warrant Instruments) are governed by the laws of Ireland.

32.	ENFORCEMENT

Jurisdiction

32.1	Save in respect of the Warrant Instruments, the courts of Ireland have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement) or any non-contractual obligation arising out of or in connection with this Agreement (a “Dispute”).

32.2	The Parties agree that the courts of Ireland are the most appropriate and convenient courts to settle Disputes (except in respect of the Warrant Instruments) and accordingly no Party will argue to the contrary.

32.3	This Clause 32 is for the benefit of the Lenders and Secured Parties only. As a result, no Lender or Secured Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Lenders and Secured Parties may take concurrent proceedings in any number of jurisdictions.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

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SCHEDULE 1

The Original Lenders

Name of Original Lender	Notice Details	Tranche 1 Commitment	Tranche 2 Commitment	Tranche 3 Commitment	Tranche 4 Commitment	Tranche 5 Commitment	Total Commitment

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SCHEDULE 2

Conditions Precedent

1.	Borrower

(a)	A copy of the constitutional documents of the Borrower.

(b)	A copy of a resolution of the board of directors of the Borrower:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents, authorising borrowing under the Finance Documents and resolving that it execute the Finance Documents;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above in relation to the Finance Documents and related documents.

(d)	A certificate of the Borrower (signed by a director) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing, security or similar limit binding on the Borrower to be exceeded;

2.	Finance Documents

The following documents in the agreed form, each duly executed and delivered by the Borrower party to such document:

(a)	this Agreement;

(b)	the Warrant Instruments.

3.	Other documents and evidence

(a)	Satisfactory up to date searches on the Borrower in the Companies Registration Office of Ireland.

(b)	A copy of any other Authorisation or other document, opinion or assurance which the Lenders consider to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

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SCHEDULE 3

Utilisation Request

From: [Borrower]

To: [The Lenders]

Dated:

Dear Sirs

Facility Agreement

dated [●] (the “Agreement”)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Tranche:

Proposed Utilisation Date:	[●] (or, if that is not a Business Day, the next Business Day)

Amount:	$[●] or, if less, the Available Facility

3.	We confirm that each condition specified in Clause 4.2 (Further Conditions Precedent) is satisfied on the date of this Utilisation Request.

4.	The proceeds of this Loan should be credited to [account].

This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for

[name of Borrower]

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SCHEDULE 4

Form of Transfer Certificate

To: [●] (the Lenders)

From: [The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

Facility Agreement

dated [●] (the “Agreement”)

We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

We refer to Clause 19.4 (Procedure for Transfer):

The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation and in accordance with Clause 19.4 (Procedure for Transfer) all of the Existing Lender’s rights and obligations under the Agreement and the other Finance Documents which relate to that portion of the Existing Lender’s Commitment and participation in Loans under the Agreement as specified in the Schedule.

The proposed Transfer Date is [●].

The [Facility Office] and address, fax number and attention details for notices of the New Lender for the purposes of Clause 24.2 (Addressees) are set out in the Schedule.

The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in Clause 19.3(c).

The New Lender confirms, without liability to any Borrower, that it is:

[a Qualifying Lender (other than a Treaty Lender);]

[a Treaty Lender;]

[not a Qualifying Lender].

This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

This Transfer Certificate and any non-contractual obligations arising out of or in connection with it are governed by the laws of Ireland.

This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

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THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Certificate is accepted by the Lenders and the Transfer Date is confirmed as [              ].

[Lenders]

By:

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SCHEDULE 5

Form of Assignment Agreement

To: [●] the Lenders and [●] the Borrower

From: [the Existing Lender] (the “Existing Lender”) and [the New Lender] (the “New Lender”)

Dated:

[●] Facility Agreement
dated [●] (the “Agreement”)

We refer to the Agreement. This is an Assignment Agreement. Terms defined in the Agreement have the same meaning in this Assignment Agreement unless given a different meaning in this Assignment Agreement.

We refer to Clause 19.5 (Procedure for Assignment):

The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Agreement and the other Finance Documents which relate to that portion of the Existing Lender’s Commitment and participations in Loans under the Agreement as specified in the Schedule.

The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitment and participations in Loans under the Agreement specified in the Schedule.

The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under the paragraph above0 above.

The proposed Transfer Date is [●]

On the Transfer Date the New Lender becomes Party to the Finance Documents as a Lender.

The [Facility Office] and address, fax number and attention details for notices of the New Lender for the purposes of Clause 24.2 (Addressees) are set out in the Schedule.

The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in Clause 19.3(c).

The New Lender confirms, without liability to any Borrower, that it is:

(c) [a Qualifying Lender (other than a Treaty Lender);]

[a Treaty Lender;]

[not a Qualifying Lender].

This Assignment Agreement acts as notice to the Lenders and to the Borrower of the assignment referred to in this Assignment Agreement.

This Assignment Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Assignment Agreement.

This Assignment Agreement and any non-contractual obligations arising out of or in connection with it are governed by the laws of Ireland.

This Assignment Agreement has been entered into on the date stated at the beginning of this Assignment Agreement.

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THE SCHEDULE

Rights to be assigned and obligations to be released and undertaken

[insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]

By:	By:

This Assignment Agreement is accepted by the Lenders and the Transfer Date is confirmed as [●].

Signature of this Assignment Agreement by the Lenders constitutes confirmation by the Lenders of receipt of notice of the assignment referred to herein.

[Lenders]

By:

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SCHEDULE 6

Form of Increase Confirmation

4.	To:	[●] as Lenders and the Borrower

5.	From:	[●] [insert name of Increase Lender] (the “Increase Lender”)

6.	Dated:	[●] [insert date]

[●] [insert amount] Facility Agreement
dated [●] [insert date] (the “Facility Agreement”)

1.	We refer to the Facility Agreement. This agreement (the “Agreement”) shall take effect as an Increase Confirmation for the purpose of the Facility Agreement. Terms defined in the Facility Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

7.	We refer to Clause 2.2 (Increase) of the Facility Agreement.

8.	The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the “Relevant Commitment”) as if it was an Original Lender under the Facility Agreement.

9.	The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment is to take effect (the “Increase Date”) is [●] [insert date].

10.	On the Increase Date, the Increase Lender becomes party to the relevant Finance Documents as a Lender.

11.	The Facility Office and address, fax number and attention details for notices to the Increase Lender for the purposes of Clause 24.2 (Addresses) are set out in the Schedule.

12.	The Increase Lender confirms, for the benefit of the Lenders and without liability to the Borrower, that it is [a Qualifying Lender (other than a Treaty Lender)]/[a Treaty Lender]/[not a Qualifying Lender].

13.	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

14.	This Agreement is governed by the laws of Ireland.

15.	This Agreement has been entered into on the date stated at the beginning of this Agreement.

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SCHEDULE

Relevant Commitment/rights and obligations to be assumed by the Increase Lender

[●] [insert relevant details]

Other details

1.	Facility Office address:	[●]

2.	Contact address:	[●]

3.	Contact fax number:	[●]

4.	Contact attention details:	[●]

5.	Account details for payments:	[●]

By:

For and on behalf of [●]● [insert name of Increase Lender]

This Agreement is accepted as an Increase Confirmation for the purposes of the Facility Agreement by the Lenders and the Increase Date is confirmed as [●] [insert Increase Date].

By:

For and on behalf of [●] [Lenders]

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SIGNATURES

THE BORROWER

Signed for and on behalf of
BEYOND AIR IRELAND LIMITED

THE ORIGINAL LENDERS

55